Dated 25 June 2014

TIZIANA LIFE SCIENCES PLC

SHARE OPTION SCHEME

Mishcon de Reya
Summit House
12 Red Lion Square
London WC1R 4QD
Tel: 020 7440 7000
Fax: 020 7404 5982
Ref: js/42277.1
E-mail: saul.sender@mishcon.com

TIZIANA LIFE SCIENCES PLC

SHARE OPTION SCHEME

(As adopted by a Resolution of the Directors on 18 June 2014 pursuant to approval by the Company in General Meeting on 25 June 2014.)

1. DEFINITIONS

1.1 In this Scheme, the words and expressions set out below shall bear the following respective meanings, namely:

AIM	The market of that name operated by the London Stock Exchange.
AIM Rules	The AIM Rules for Companies – February 2010 (as amended from time to time).
the Auditors	The auditors for the time being of the Company.
the Committee	A committee of the Directors duly appointed to operate this Scheme.
the Company	Tiziana Life Sciences plc.
Date of Grant	The date on which an Option is granted.
the Directors	The board of directors of the Company or a duly authorised committee thereof.
Eligible Person	A qualifying director, qualifying employee or consultant of any member of the Group.
General Offer	A general offer made to the holders of the Ordinary Shares (being an offer made in the first instance on a condition such that, if it is satisfied, the offeror will have control of the Company) but not including a Reorganisation.
the Group	The Company and any Subsidiary designated by the Directors as a member of the Group for the purposes of this Scheme or, where the context permits, any one or more of them.
Option	A non-transferable right to subscribe or purchase Ordinary Shares granted to an Eligible Person in pursuance of this Scheme and for the time being subsisting.
Optionholder	A person holding an Option or, where the context requires or permits, his legal personal representatives (but so that, in the event of the bankruptcy of an Optionholder, all his Options shall lapse).

Option Period	A period of ten years commencing on the Date of Grant of an Option.
Option Price	A price per Ordinary Share equal to such price determined by the Committee prior to grant of such Option.
Ordinary Shares	Ordinary shares of £0.03 each in the capital of the Company.
Relevant Event	Any variation in the share capital of the Company arising from any reduction of capital or sub-division or consolidation of capital or issue of shares by way of capitalisation of profits or reserves or by way of rights.
Reorganisation	A reorganisation whereby a new holding company acquires the Company by way of share exchange where there is identity or substantial identity of holders of Ordinary Shares before, and of ordinary shares of the new holding company after, such share exchange.
this Scheme	This scheme in its present form or as from time to time altered in accordance with the provisions hereof.
Subsidiary	Any company which is for the time being under the control of the Company.

1.2 References to paragraphs are to paragraphs of this Scheme.

2. GRANT OF OPTIONS

2.1 Subject to the restrictions hereinafter contained, the Committee may from time to time at their discretion grant to any Eligible Person an Option to subscribe or purchase Ordinary Shares at the applicable Option Price.

2.2 The Company may not grant Options at any time when that grant would be prohibited by, or in breach of, any law, or regulation with the force of law, or if applicable, the AIM Rules.

2.3 No Option shall be granted after the tenth anniversary of the adoption of this Scheme.

2.4 No payment shall be required for the grant of any Option. Each Option shall be granted by means of a certificate constituting a deed executed by the Company. The date of execution of such deed shall constitute for all purposes the Date of Grant of such Option.

3. RIGHTS TO EXERCISE OPTIONS

3.1 The Committee shall determine the vesting date for exercise of the Option (in whole or in part, and in any event prior to the expiration of the Option Period), as well as determining other conditions of the Options as the Committee shall see fit.

3.2 If an Optionholder dies whilst any Option remains in whole or in part available for future exercise by him, such Option may be exercised in whole or in part at any time during the period of twelve months after the date of his death. To the extent that any Option so exercisable is not exercised within such period of twelve months, it shall forthwith cease and determine.

3.3 If an Optionholder ceases to be an Eligible Person of the Group by reason of any of the following circumstances, namely:

3.3.1 retirement at or after his or her sixtieth birthday; or

3.3.2 retirement with the consent of the Directors before his or her sixtieth birthday; or

3.3.3 injury or disability (evidenced to the satisfaction of the Committee) or dismissal for redundancy (within the meaning of the Employment Rights Act 1996); or

3.3.4 the company by which he is employed leaving the Group; or

3.3.5 the transfer or sale of the undertaking or part-undertaking, in which the Optionholder is employed and by virtue of which he is an Eligible Person, to a person other than a member of the Group; or

3.3.6 by reason of the termination of his employment by his employing company in circumstances not provided for above and not involving misconduct or impropriety on his part or in any other bad leaver circumstances (the determination of the Committee in any such case being conclusive),

his Options shall become or remain exercisable by him for a period of ninety days (or such other period as stated in the document evidencing the grant of Options to the Optionholder) from the date on which he ceased to be such an employee. To the extent that any Option so exercisable is not exercised within such period of five years, it shall forthwith cease and determine (subject as provided in paragraph 3.1).

3.4 Save as hereinbefore provided, if an Optionholder ceases to be an Eligible Person of the Group his Options shall forthwith cease and determine.

3.5 Subject to paragraph 3.6, if as a consequence of a General Offer, any company shall have obtained control of the Company, then the Committee shall as soon as practicable thereafter notify every Optionholder accordingly and each Optionholder shall be entitled at any time within the period of three months after such control has been obtained, subject to the limitations imposed by paragraphs 3.3 and 3.4, to exercise his Option notwithstanding that such exercise may occur before the vesting date of such Option. To the extent that it has not been so exercised, such Option shall upon the expiration of the said period cease and determine.

3.6 In the event of a General Offer by a company, the Committee shall use reasonable endeavours to make such arrangements with the buyer as the Committee, in its reasonable opinion, considers to be fair, for Optionholders to acquire options in the acquiring company or a company which has control of the acquiring company or its holding company (as the case may be) (**New Options**) to be offered in exchange for any Options held at the time of the General Offer (**Old Options**), and if the Board is unable to make such arrangements with the buyer within thirty days following the buyer obtaining control, then the provisions of paragraph 3.5 shall apply to the Options.

3.7 If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, every Option shall be exercisable (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until the resolution is duly passed or defeated or the Meeting concluded or adjourned sine die, whichever shall first occur, subject to the limitations imposed by paragraphs 3.3 and 3.4. If such resolution is duly passed all Options shall to the extent that they have not been exercised thereupon cease and determine.

3.8 If pursuant to paragraph 3.6, an Optionholder releases his Old Options in consideration of the grant to him of New Options an equivalent option, then (for the purposes of this Scheme, excepting paragraph 8, the definition of "the Group" in paragraph 1.1 and any reference to "the Company" in paragraph 2) the definition of "the Company" and "the Group" shall in relation to such equivalent option be construed accordingly.

4. THE EXERCISE OF OPTIONS

4.1 To exercise an Option in whole or in part, an Optionholder must deliver to the Secretary of the Company a notice in writing specifying the number of Ordinary Shares in respect of which the Option is being exercised and arrange for payment in full of the aggregate Option Price; notwithstanding anything to the contrary therein contained such notice shall (other than in the circumstances mentioned in paragraphs 3.5 and 3.7) take effect on the first day of the month following its delivery hereunder and such day shall constitute for all purposes the date of exercise of such Option.

4.2 No Option shall be capable of exercise in part (other than as to the full extent then exercisable) as to less than 100 Ordinary Shares.

4.3 All allotments and issues or acquisitions by way of transfer of Ordinary Shares will be made within 30 days of the date of exercise of the related Option, and will be subject to such consents (if any) of HMRC or other authorities as may for the time being be necessary and it shall be the responsibility of the Optionholder (a) to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent and (b) in the case of a transfer of Ordinary Shares, to pay the requisite stamp duty.

4.4 If under the terms of a resolution passed or an announcement made by the Company prior to the date of exercise of an Option, a dividend is to be or is proposed to be paid to holders of Ordinary Shares on the register on a date after such date of exercise, the Ordinary Shares to be issued upon such exercise will not rank for such dividend. Subject as aforesaid the Ordinary Shares so to be issued shall be identical and rank pan passu in all respects with the fully paid Ordinary Shares then in issue.

4.5 The Company shall use all reasonable endeavours to procure that, as soon as reasonably practicable after the issue thereof, and if the Ordinary Shares are then admitted to trading on AIM, for the Ordinary Shares to be admitted to trading on AIM.

5. ADJUSTMENT OF OPTIONS

Upon the occurrence of any Relevant Event the number or nominal amount of Ordinary Shares comprised in each Option and the Option Price thereunder may be adjusted in such manner (including retrospective adjustment where a Relevant Event occurs after the date of exercise of an Option but the record date relating to such Relevant Event precedes such date of exercise) as the Committee (with the written concurrence of the Auditors, if required by the Committee, that in their opinion the adjustments proposed are fair and reasonable) may deem appropriate, provided

always that no increase shall be made in the aggregate Option Price relating to any Option. Notice of any such adjustments shall be given to the Optionholders by the Committee, who may call in Option Certificates for endorsement or replacement.

6. ADMINISTRATION

6.1 Any notice or other document which the Company is required or may desire to give to any Optionholder pursuant to this Scheme shall be sufficiently given if delivered to him (if he is still an employee of the Group) at his place of work or sent through the post in a pre-paid cover addressed to the Optionholder at his address last known to the Company and if so sent shall be deemed to have been duly given on the date of posting. Any document so sent to an Optionholder shall be deemed to have been duly delivered notwithstanding that he be then deceased (and whether or not the Company has notice of his death) except where his legal personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

6.2 The Committee shall have power from time to time to make or vary regulations for the administration and operation of this Scheme provided that such regulations are not inconsistent with the provisions of this Scheme.

7. GENERAL

7.1 All Options shall be non-assignable and any attempt to assign an Option shall cause the Option to lapse.

7.2 The decision of the Committee in any dispute or question affecting any Option holder or as to any rights or obligations of any person hereunder or in relation to the construction or effect hereof shall be final and conclusive subject to the concurrence of the Auditors whenever required under the provisions of this Scheme.

7.3 The Company in general meeting or the Directors may at any time resolve to terminate this Scheme in which event no further Options shall be granted but the provisions of this Scheme shall in relation to Options then subsisting continue in full force and effect.

7.4 In no circumstances shall an Optionholder ceasing to be an Eligible Person or an employee of the Group by reason of dismissal or otherwise howsoever be entitled to or claim as against any member or former member of the Group any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or otherwise in connection with this Scheme.

8. ALTERATIONS

This Scheme may be altered by the Directors from time to time subject to, at any time when the Ordinary Shares are admitted to trading on AIM, no alteration shall be made to this Scheme except with the prior sanction of the Company in General Meeting extending the class of persons eligible for the grant of Options or altering to the advantage of Optionholders (present or future) any of the provisions of this Scheme as to the definition of "Relevant Event" or as to the limitations on the grant of Options or as to the determination of Option Prices or as to the adjustment of Options or as to the restrictions on the exercise of Options or as to the rights to be attached upon their acquisition to Ordinary Shares acquired upon the exercise of Options or as to the rights of Option holders on the winding-up of the Company or as to the transferability of Options or as to the terms of this paragraph 8.

9. THIRD PARTY RIGHTS

9.1 A person who is not a party to an Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any paragraph of the Scheme for any employer or former employer of the Optionholder which is not a party.

This does not affect any right or remedy of a third party which exists, or is available, apart from the Contracts (Rights of Third Parties) Act 1999.

9.2 The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

10. GOVERNING LAW

This Scheme and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

11. JURISDICTION

11.1 Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Scheme or its subject matter or formation (including non-contractual disputes or claims).

11.2 Each party irrevocably consents to any process in any legal action or proceedings under paragraph 11.1 being served on it in accordance with the provisions of the Scheme relating to service of notices. Nothing contained in the Scheme shall affect the right to serve process in any other manner permitted by law.